Exhibit 99.1

BTU International Reports Second Quarter 2011 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--August 2, 2011--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the second quarter ended on July 3, 2011.

Second quarter net sales were $19.0 million, down from $25.4 million in the preceding quarter, and up compared to $18.0 million for the same quarter a year ago. Net income for the second quarter of 2011 was basically at breakeven, compared to a net income of $1.8 million, or a net income of $0.19 per diluted share, in the preceding quarter, and compared to a net income of $0.3 million, or a net income of $0.03 per diluted share, in the second quarter of 2010.

Net sales for the first six months of 2011 were $44.4 million compared to $35.2 million for the first six months of 2010. Net income for the six months ended July 3, 2011, was $1.8 million, or $0.19 cents per diluted share, compared to basically breakeven, for the first six months of 2010.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Although our quarter was obviously affected by the customer delay in shipments of a large solar order, we are satisfied with our performance in the second quarter of 2011. Net sales of $19.0 million, modestly better than our guidance, led to break-even results. Sales reflected solid contributions from our electronics business, which delivered the majority of our major systems revenue for the second quarter.”

Outlook

“We believe that the pause in capacity expansion in the solar industry is likely to continue through 2011. We are working with customers on introducing new technologies which will drive cost per watt down, through increased cell efficiencies and improved line throughput. We believe that BTU is well positioned to take advantage of new customer investment focused on in-line diffusion and next generation metallization technology.

“We have reached an agreement with our customer for the large in-line diffusion order announced in January 2011 and subsequently put on hold. Deliveries of the first half of the order have started and will extend into 2012.

“The worldwide slowdown in the solar marketplace has impacted our outlook for the year and our near-term revenue will be weighted towards our electronics products rather than solar products, with revenue in the $17 to $18 million range and somewhat lower gross margins than the previous quarter. We are encouraged by the recent results of our latest generation solar products and maintain strong confidence in our role in the future of the solar marketplace,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2011, in a conference call to be held today, August 2, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through August 19, 2011, and can be accessed at this website or by phone at (800) 642-1687, pass code 70915189.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected financial performance for the third quarter and fiscal year 2011. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2011. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of August 2, 2011, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010

Net sales	$19,035	$18,031	$44,385	$35,223
Costs of goods sold	11,379	10,339	26,003	20,435

Gross profit	7,656	7,692	18,382	14,788

Operating expenses:
Selling, general and administrative	5,984	5,237	11,908	10,776
Research, development and engineering	1,764	1,557	3,631	3,195
Operating income (loss)	(92)	898	2,843	817

Interest income	18	40	33	41
Interest expense	(118)	(152)	(252)	(311)
Foreign exchange gain (loss)	(73)	40	(149)	106
Other income (loss)	10	(7)	225	10

Income (loss) before provision (benefit) for income taxes	(255)	819	2,700	663

Provision (benefit) for income taxes	(241)	564	885	701

Net income (loss)	$(14)	$255	$1,815	$(38)

Income (loss) per share:
Basic	$(0.00)	$0.03	$0.19	$(0.00)
Diluted	$(0.00)	$0.03	$0.19	$(0.00)

Weighted average number of shares outstanding:
Basic shares	9,423,923	9,269,675	9,396,942	9,261,211
Effect of dilutive options	-	132,139	343,061	-

Diluted shares	9,423,923	9,401,814	9,740,003	9,261,211

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	July 3,	December 31,
Assets	2011	2010

Current assets
Cash and cash equivalents	$21,360	$22,753
Accounts receivable	15,120	17,895
Inventories, net	21,584	19,274
Other current assets	1,642	1,091

Total current assets	59,706	61,013

Property, plant and equipment, net	5,821	6,148

Other assets, net	195	484

Total assets	$65,722	$67,645

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$369	$359
Accounts payable	6,674	10,116
Other current liabilities	7,478	9,001

Total current liabilities	14,521	19,476

Long-term debt, less current portion	8,143	8,329

Total liabilities	22,664	27,805

Total stockholders' equity	43,058	39,840

Total liabilities and stockholders' equity	$65,722	$67,645

BTU International E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
IR Counsel
Bill Monigle, 941-497-1622